                                                                     Exhibit (i)

             VENABLE BAETJER AND HOWARD,LLP
             Including professional corporations                OFFICES IN


              Two Hopkins Plaza, Suite 1800                     MARYLAND
              Baltimore, Maryland 21201-2978                    WASHINGTON, D.C.
              (410)244-7400, Fax (410)244-7742                  VIRGINIA
              www.venable.com


VENABLE
A T T O R N E Y S  A T  L A W

                                April 27, 2001



W.P. Stewart & Co. Growth Fund, Inc.
527 Madison Avenue
New York, NY 10022

Ladies and Gentlemen:

          We have acted as special Maryland counsel for W.P. Stewart & Co. Growth Fund, Inc., a Maryland corporation (the "Company"), in connection with issues relating to the organization of the Company and the issuance of shares of its common stock, par value $0.001 (the "Common Stock").

          As special Maryland counsel for the Company, we examined its Charter and By-laws. We have also examined its registration statement on Form N-1A, Securities Act No. 33-71142 and Investment Company Act File No. 811-8128, including the Prospectus and Statement of Additional Information contained therein, substantially in the form in which it is to become effective (the "Registration Statement"). We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

          We have also examined and relied upon such corporate records of the Company and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

          Based on such examination, we of the opinion and so advise you that:

          1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Maryland.

          2. The 343,327.86 shares of Common Stock issued and outstanding as of April 23, 2001, have been duly authorized and are validly issued, fully paid and non-assessable.

W.P. Stewart & Co. Growth Fund, Inc.
April 27, 2001
Page 2



          3. The Common Stock of the Company to be offered for sale pursuant to the Registration Statement is, to the extent of the number of shares authorized to be issued by the Company in its charter, duly authorized and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly and legally issued and will be fully paid and non-assessable.

          This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization, the authorization and issuance of stock. It does not extend to securities or "Blue Sky" laws of Maryland, to federal securities laws, or to other laws.

          This foregoing opinion is issued to you with respect to the Company's filing of the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement. We do not thereby admit that we are "experts" as that term is used in the Securities Act of 1933, as amended, and the regulations thereunder. This opinion may not be relied upon by any other person or used for any other purpose without our prior written consent.


                                          Very truly yours,

                                          /s/ Venable, Baetjer and Howard, LLP